EXHIBIT 10.6

LOAN AGREEMENT
dated as of April 4, 2008
by and among
BANK OF AMERICA, N.A.,
MSLO EMERIL ACQUISITION SUB LLC,
as Borrower
and
MARTHA STEWART LIVING OMNIMEDIA, INC.,
as Parent Guarantor

i

ii

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement

Schedule 1.1(a)	Designated Consents
Schedule 7.14	Post-closing Covenant
Schedule 9.1	Existing Debt
Schedule 9.2	Existing Liens
Schedule 9.8	Certain Affiliate Transactions

iii

LOAN AGREEMENT
     This Loan Agreement (this “Agreement”) dated as of April 4, 2008 by and among Bank of America, N.A. (together with its successors and assigns, the “Bank”), located at 767 Fifth Avenue, Floor 12A, New York, New York 10153, and MSLO Emeril Acquisition Sub LLC, a Delaware limited liability company, the principal place of business of which is located at 11 West 42nd Street, New York, New York 10026 (the “Borrower”), and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (“Parent Guarantor”).
     WHEREAS, Parent Guarantor has entered into an Asset Purchase Agreement dated as of February 18, 2008 (the “Purchase Agreement”) among Emeril J. Lagasse, III (“Lagasse”), Emeril’s Food of Love Productions, L.L.C., emerils.com, LLC (collectively, the “Sellers”), Parent Guarantor and MSLO Shared IP Sub LLC, a Delaware limited liability company (“SPE”), pursuant to which the Sellers have agreed to sell to Parent Guarantor and SPE, and Parent Guarantor and SPE have agreed to purchase, certain assets used in connection with the Sellers’ business of licensing, marketing, distributing and selling products and services relating to Lagasse and his persona, identity and professional services in various form and media throughout the world (excluding the Restaurant Business (as defined in the Purchase Agreement)) (the “Acquisition” and, such business, the “Acquired Business”);
     WHEREAS, assets acquired under the Purchase Agreement will be owned by the Borrower, a newly formed subsidiary of Parent Guarantor, other than the Shared Intellectual Property (as defined in the Purchase Agreement), which will be owned by the SPE;
     WHEREAS, Parent Guarantor has requested that the Bank, and the Bank has agreed to, subject to all of the terms and conditions hereunder, provide a $30,000,000 term loan to the Borrower to finance a portion of the purchase price of the Acquired Business provided under the Purchase Agreement;
     NOW THEREFORE, in consideration of the financial accommodations described below and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Bank, the Borrower and Parent Guarantor hereby agree as follows:
     1. Definitions and Reference Terms. In addition to any other terms defined herein, the following terms shall have the meanings set forth with respect thereto:
     “AAA” has the meaning set forth in Section 13.13(c).
     “Accrued Amount” has the meaning set forth in Section 4.1(e).
     “Acquired Business” has the meaning set forth in the preamble to this Agreement.

     “Acquisition” has the meaning set forth in the preamble to this Agreement.
     “Act” has the meaning set forth in Section 13.13(b).
     “Affiliate” of any specified Person means (i) any Person directly or indirectly owning 10% or more of the voting stock or rights or equity interests of such Person or of which such Person directly or indirectly owns ten percent (10%) or more of such voting stock or rights or equity interests or (ii) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Margin” means (i) 1.00% during the period from the Closing Date to and including the Collateral Replacement Date and (ii) 2.85% thereafter.
     “Authorized Individual” has the meaning set forth in Section 4.1(b).
     “BBA LIBOR Daily Floating Rate” means the fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) Business Days prior to the date in question, for Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.
     “Bank” has the meaning set forth in the preamble to this Agreement.
     “Billed Amount” has the meaning set forth in Section 4.1(e).
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrower FCCR Initial Measurement Date” has the meaning set forth in Section 8.4.
     “Borrower FCCR Second Measurement Date” has the meaning set forth in Section 8.4.

     “Borrower FCCR Third Measurement Date” has the meaning set forth in Section 8.4.
     “Business Day” means any day (i) other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Charlotte, North Carolina are authorized or required by law to close, and (ii) for purposes of determining the BBA LIBOR Daily Floating Rate, that is also a day on which dealings in Dollar deposits are carried on in London, England.
     “Capital Expenditure Limitation” has the meaning set forth in Section 9.7.
     “Capital Expenditures” means, for any period, the amount equal to all expenditures (by the expenditure of cash or the incurrence of indebtedness) made by Parent Guarantor and its consolidated Subsidiaries during such period in respect of the purchase or other acquisition or improvement of any fixed or capital asset and any other amounts which would, in accordance with GAAP, be set forth as capital expenditures on the consolidated statement of cash flows of Parent Guarantor and its Subsidiaries for such period.
     “Cash Collateral Account” has the meaning ascribed to such term in the Pledge Agreement or, after the Collateral Replacement Date, the Security Agreement.
     “Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with the Bank or any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with the Bank or any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States federal government, (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, (e) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by the Bank or any commercial bank satisfying the requirements of clause (b) of this definition or (f) shares of money market mutual or similar funds having assets in excess of $500,000,000 and which invest at least ninety-five percent (95%) of their assets in the types described in clauses (a) through (f) of this definition.
     “Change of Control” means the occurrence of any of the following: (i) if a majority of the members of the Board of Directors of Parent Guarantor are not Continuing Directors; (ii) any entity, “person” (within the meaning of Section 14(d) of the Exchange Act) or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Martha Stewart, together with any trusts, corporations, partnerships, limited liability companies or other corporate entities “controlled” (as defined in the definition of “Affiliate” above) by Martha Stewart (it being agreed that any trust of which Martha Stewart is a co-trustee shall be deemed to be controlled by her for purposes of this clause (ii) and clause (iii) below) (collectively, the “MS Entities”), shall have acquired direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause, such “person” or “group” shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, of twenty-five percent (25%) or more on a fully diluted basis of the voting interest in Parent Guarantor’s capital stock ordinarily entitled to vote in an election of directors; (iii) Martha Stewart, together with any MS Entities, shall fail to have direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) or more on a fully diluted basis of the voting interest in Parent Guarantor’s capital stock ordinarily entitled to vote in an election of directors; (iv) Parent Guarantor shall fail to own and control all of the outstanding equity interests of the Borrower; (v) the Borrower shall fail to own and control all of the outstanding equity interests of the SPE; or (vi) the common stock of Parent Guarantor shall cease to be listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ stock market.
     “Claim” has the meaning set forth in Section 13.13(a).
     “Class Action Waiver” has the meaning set forth in Section 13.13(h).
     “Closing Date” means the date on which the Loan is made hereunder after all of the conditions precedent set forth in Section 5.1 have been satisfied or, at the sole discretion of the Bank, waived.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all property and interests therein (real and personal, tangible and intangible) in which a lien is now or hereafter granted to the Collateral Agent by any Person as security for the Obligations, including the property described in the Pledge Agreement and, after the Collateral Replacement Date, the Security Agreement.
     “Collateral Agent” has the meaning ascribed to such term in the Pledge Agreement or, after the Collateral Replacement Date, the Security Agreement.
     “Collateral Replacement Date” means the date, if any, on which the Security Agreement has been delivered by Parent Guarantor and the Borrower and all of the other conditions precedent set forth in Section 5.2 have been satisfied or, at the sole discretion of the Bank, waived.
     “Confidentiality Agreement” has the meaning set forth in Section 13.15.
     “Continuing Directors” means the directors of Parent Guarantor on the Closing Date, and each other director, if in each case, such other directors’ nomination for election to the board of directors of Parent Guarantor is recommended by a majority of the then Continuing Directors in his or her election by the stockholders of Parent Guarantor.
     “Copyright Grant” means the Grant of Security Interest in Copyrights dated as of the Collateral Replacement Date made by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit A-1 to the Security Agreement, as the same may be amended, amended and restated, modified or supplemented from time to time.
     “Default” has the meaning set forth in Section 5.1(o).
     “Designated Account” has the meaning set forth in Section 4.1(a).
     “Designated Consents” means written consents of each party to the contracts and agreements described in Schedule 1.1(a) to the assignment of each such contract or agreement by Parent Guarantor to the Borrower, each such consent to be in form and substance reasonably satisfactory to the Bank; provided, however, that any Required Consent shall be deemed to be a satisfactory Designated Consent if such Required Consent does not require any further consent from the party to the applicable contract or agreement for such contract or agreement to be assigned from Parent Guarantor to the Borrower.
     “Dollar” means the lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of Parent Guarantor that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.
     “Due Date” has the meaning set forth in Section 4.1(e).
     “EBITDA” means, with respect to any Person for any period, net income for such period, less income or plus loss from discontinued operations and extraordinary items for such period, plus income taxes for such period, plus interest expense for such period, plus depreciation, depletion and amortization for such period determined on a consolidated basis for such Person, plus non-cash stock-based compensation expense. EBITDA shall be calculated on a pro forma basis to give effect to the Acquisition and any other acquisitions permitted pursuant to this Agreement consummated at any time on or after the first day of the relevant testing period thereof as if the Acquisition or such other acquisition had been effected on the first day of such testing period; provided that any such adjustment may be applied solely to the extent that such adjustments are factually supportable and (i) which would be accounted for as any adjustment pursuant to Article 11 of Regulation S-X promulgated by the SEC or (ii) are otherwise determined pursuant to calculations in form and substance reasonably satisfactory to the Bank; provided further, however, that this sentence shall not apply to the calculation of the consolidated EBITDA of the Borrower and the SPE for purposes of the proviso to Section 8.4.

     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code. Any former ERISA controlled group member of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate with respect to the period such entity was an ERISA controlled group member of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.
     “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; (g) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by an ERISA Affiliate of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security, (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of the Subsidiaries, (l) a Plan is or becomes subject to “at risk status” under Section 430(i) of the Code or Section 303(i) of ERISA or (m) a Plan is or becomes subject to the limitations on accelerated distribution under Section 436(d) of the Code or Section 206(g)(3) of ERISA.
     “Event of Default” has the meaning set forth in Section 10.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

     “Financial Officer” means, with respect to any Person, the chief financial officer, treasurer or controller of such Person.
     “Foreign Subsidiary” means any Subsidiary of the Parent Guarantor other than a Domestic Subsidiary.
     “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantors” means, collectively, Parent Guarantor, MSO IP Holdings, Inc., Martha Stewart, Inc., Body & Soul Omnimedia, Inc., MLSO Productions, Inc., MLSO Productions — Home, Inc., MLSO Productions — EDF, Inc., Flour Productions, Inc. and each other Domestic Subsidiary of Parent Guarantor that becomes party to the Guaranty in accordance with Section 7.12.
     “Guaranty” means the Continuing and Unconditional Guaranty dated as of April 4, 2008 from the Guarantors to the Bank, substantially in the form of Exhibit A hereto, as the same may be amended, amended and restated, modified or supplemented from time to time.
     “Immaterial Foreign Subsidiary” means a Foreign Subsidiary that is designated by Parent Guarantor in writing as an “Immaterial Foreign Subsidiary”, but only to the extent that such Subsidiary:
     (i) (A) contributed 5.0% or less of EBITDA of Parent Guarantor and its Subsidiaries on a consolidated basis for the period of four fiscal quarters most recently ended for which internal financial statements are available and (B) when taken together with each other Foreign Subsidiary that has been designated by Parent Guarantor in writing as an “Immaterial Foreign Subsidiary”, contributed 10% or less of EBITDA of Parent Guarantor and its Subsidiaries on a consolidated basis for the period of four fiscal quarters most recently ended for which internal financial statements are available; and
     (ii) (A) had consolidated assets representing 5.0% or less of Total Assets determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of Parent Guarantor and (B) when taken together with each other Foreign Subsidiary that has been designated by Parent Guarantor in writing as an “Immaterial Foreign Subsidiary”, had consolidated assets representing 10% or less of

Total Assets determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of Parent Guarantor.
     “Indemnitee” has the meaning set forth in Section 13.2.
     “Interest Rate Agreement” means any interest rate swap, cap, collar or hedging agreement or any other similar arrangement.
     “IRS” means the United States Internal Revenue Service, and any successor thereto.
     “Lagasse” has the meaning set forth in the preamble to this Agreement.
     “Loan” has the meaning set forth in Section 2.1.
     “Loan Documents” means this Agreement, the Guaranty, the Pledge Agreement, any Interest Rate Agreements between a Loan Party and the Bank, and, after the Collateral Replacement Date, the Security Agreement, any Copyright Grant and any Trademark Grant, and any and all other documents, instruments, certificates and agreements executed and/or delivered pursuant hereto or thereto.
     “Loan Fee” has the meaning set forth in Section 3.1.
     “Loan Party” means the Borrower or any Guarantor.
     “Material Adverse Effect” means a material adverse effect on (i) the business condition (financial or otherwise), operations, properties or prospects of the Loan Parties taken as a whole, (ii) their ability to perform their obligations under this Agreement or any other Loan Document or (iii) the rights and remedies of the Bank under the Loan Documents.
     “MSI” means Martha Stewart, Inc., a Connecticut corporation.
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Affiliate is then making or has an obligation to make contributions, (ii) to which any ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Parent Guarantor or any of its Subsidiaries could incur liability.
     “Obligations” means all obligations, liabilities and indebtedness of the Borrower to the Bank, whether now existing or hereafter created, direct or indirect, due or not, under or with respect to the Loan Documents, including, without limitation, the principal of and interest on the Loan (including interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency or other similar proceeding, relating to the Borrower, whether or not a claim for post-petition interest is allowed in such proceeding) and the payment or performance of all other obligations of the Borrower to the Bank, including in each case, but not limited to, all fees, costs, expenses and indemnity obligations hereunder and thereunder.
     “Payment Date” means the last day of March, June, September and December of each year.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Investments” has the meaning set forth in Section 9.4.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.
     “Plan” means a pension, profit-sharing or stock bonus plan intended to qualify under Section 401(a) of the Code, sponsored, maintained or contributed to by Parent Guarantor or any ERISA Affiliate, including any Multiemployer Plan.
     “Pledge Agreement” means the Pledge Agreement dated as of April 4, 2008 between the Borrower and the Collateral Agent, as the same may be amended, amended and restated, modified or supplemented from time to time.
     “Quick Assets” means cash, short-term cash investments (including, without limitation, Cash Equivalents), net trade receivables and marketable securities not classified as long-term investments, including any of the foregoing held in the Cash Collateral Account.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
     “Required Consent” has the meaning set forth in the Purchase Agreement.
     “SEC” means the United States Securities and Exchange Commission, and any successor thereto.
     “Security Agreement” means the Security Agreement dated the Collateral Replacement Date between the Borrower and the Collateral Agent, substantially in form of Exhibit B hereto, as the same may be amended, amended and restated, modified or supplemented from time to time.
     “Sellers” has the meaning set forth in the preamble to this Agreement.
     “Shared Intellectual Property” means the intellectual property owned by the SPE, including that assigned by the Sellers to the SPE pursuant to the Purchase Agreement and set forth on Schedule A to the SPE LLC Agreement.

     “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPE” has the meaning set forth in the preamble to this Agreement.
     “SPE Borrower License Agreement” means a perpetual royalty-free license of the SPE’s rights in and to the Shared Intellectual Property from the SPE to the Borrower, in form and substance reasonably satisfactory to the Bank.
     “SPE LLC Agreement” means the Limited Liability Company Agreement of the SPE dated as of February 18, 2008.
     “Subordinated Liabilities” means liabilities subordinated to Parent Guarantor’s and the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.
     “Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than fifty percent (50%) of the total economic interest or voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

     “Termination Date” means December 7, 2012.
     “Total Assets” means, as of any date of determination, the total amount of all assets of Parent Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the balance sheet of Parent Guarantor.
     “Trademark Grant” means the Grant of Security Interest in Trademarks dated the Collateral Replacement Date made by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit A-2 to the Security Agreement, as the same may be amended, amended and restated, modified or supplemented from time to time.
     “Trademark License Agreement” has the meaning ascribed to such term in the Purchase Agreement as in effect on the date hereof.
     “Transaction Documents” means, collectively, the Purchase Agreement, the Trademark License Agreement, the Publicity Rights License Agreement, the Employment Agreements, the Escrow Agreement, the Registration Rights Agreement, the IP Assignments, the Bill of Sale and the Assumption Agreement (as each such term is defined in the Purchase Agreement), and all other agreements and documents relating thereto, as the same may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.
     “WeddingWire” has the meaning set forth in Section 9.6(a).
     “WeddingWire Successor Assets” has the meaning set forth in Section 9.6(a).
     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (c) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
          (ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
          (iii) The term “including” is by way of example and not limitation.

          (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (d) Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
     (e) Except as otherwise stated in this Agreement, all financial information provided to the Bank (other than any financial statements related to the Acquired Business provided to the Bank prior to the Closing Date) and all financial covenants and the terms used therein will be calculated or used in accordance with GAAP consistently applied.
     (f) For purposes of determining “pro forma compliance with the covenants set forth in Section 8” pursuant to Sections 9.3 and 9.4(e) and clause (v) of Section 9.6(a), stock purchases, redemptions, retirements, dividends, distributions, investments, capital contributions, acquisitions (except the Acquisition for purposes of the proviso to Section 8.4), transfers, sales, assignments, leases and dispositions that have been made by Parent Guarantor or any of its Subsidiaries subsequent to the applicable four-quarter reference period (or in the case of the covenants set forth in Sections 8.1, 8.5 and 8.6, subsequent to the applicable reference date) and on or prior to or simultaneously with the applicable date of determination shall be calculated on a pro forma basis assuming that all such stock purchases, redemptions, retirements, dividends, distributions, investments, capital contributions, acquisitions, transfers, sales, assignments, leases and dispositions (and any associated change in Funded Debt or fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period (or in the case of the covenants set forth in Sections 8.1, 8.5 and 8.6, on the applicable reference date).
     2. Loan.
          2.1 Making the Loan. The Bank agrees, on the terms and conditions hereinafter set forth, to make a term loan to the Borrower in a single disbursement on the Closing Date in the principal amount of $30,000,000 (the “Loan”), by delivery of same day funds in Dollars to the account or accounts specified by the Borrower in writing to the Bank prior to the Closing Date. Any portion of the Loan that is repaid or prepaid may not be reborrowed.

          2.2 Repayment Terms.
               (a) The Borrower shall pay interest on each Payment Date until payment in full of any principal outstanding under the Loan.
               (b) The Borrower shall repay principal in equal installments of $1,500,000 each on each Payment Date beginning on June 30, 2008, with a final installment of $3,000,000 due on the Termination Date. In any event, the Borrower will repay in full any principal, interest or other charges outstanding on the Termination Date.
               (c) The Borrower may, upon at least three (3) Business Days’ prior written irrevocable notice to the Bank specifying the proposed date and the principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, without penalty or other charges. Prior to the Collateral Replacement Date, the Borrower may also prepay the outstanding principal amount of the Loan in accordance with Section 4(b) of the Pledge Agreement. Any such prepayment shall be applied to the principal installments due under Section 2.2(b) in the inverse order of their maturity.
          2.3 Use of Proceeds. The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) to finance a portion of the purchase price of the Acquired Business pursuant to the terms of the Purchase Agreement.
          2.4 Interest Rate. Interest will accrue on the Loan at a rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin.
          2.5 Computations. All computations of interest and of fees shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Each determination by the Bank of the actual amount of each interest payment hereunder shall be conclusive and binding for all purposes, absent manifest error.
          2.6 Payment on Non-Business Days. Whenever any payment hereunder or any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
          2.7 Default Rate. Upon the occurrence and during the continuance of any Default or Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is four percent (4.0%) higher than the rate of interest otherwise provided in this Agreement. This may result in compounding of interest. This will not constitute a waiver of any Default or Event of Default.
     3. Fees.
          3.1 Loan Fee. The Borrower agrees to pay a fee in the amount of $300,000 (the “Loan Fee”), which shall be fully-earned and shall be due and payable on the Collateral Replacement Date.
          3.2 Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement or any other Loan Document, the Borrower will, upon written notice from the Bank to the Borrower, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.
          3.3 Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4.0%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.
     4. Disbursements, Payments and Costs.
          4.1 Disbursements and Payments.
               (a) Each payment by the Borrower will be made in Dollars and immediately available funds by debit to such of the Borrower’s accounts with the Bank as the Borrower and the Bank may agree in writing (the “Designated Account”), as described in this Agreement or otherwise authorized by the Borrower in writing.
               (b) The Bank may honor written instructions (which for purposes of this Section 4.1(b) shall include such instructions received via electronic mail) for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).
               (c) For any payment under this Agreement made by debit to a Designated Account, the Borrower will maintain sufficient immediately available funds in a Designated Account to cover each debit. If there are insufficient immediately available funds in a Designated Account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.
               (d) Each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes, provided that the form of any such promissory note shall not create any right on the part of the Bank or impose any obligation on the part of the Borrower that is not set forth in this Agreement.
               (e) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will deliver to the Borrower a written statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:
                    (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.
                    (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.
          4.2 Telecopy or Electronic Mail Instructions.
               (a) The Bank may honor telecopy instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.
               (b) Advances will be deposited in and repayments will be withdrawn from the Designated Account, or such other of the Borrower’s accounts with the Bank as the Bank and the Borrower may agree in writing.
               (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual by telecopy or electronic mail. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
          4.3 Direct Debit. The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from the Designated Account.

     5. Conditions Precedent.
          5.1 Conditions to Making the Loan. The obligation of the Bank to make the Loan hereunder is subject to the fulfillment of the following conditions precedent to the satisfaction of the Bank and its counsel:
               (a) the Bank shall have received counterparts of this Agreement, duly executed by the Borrower and Parent Guarantor;
               (b) the Bank shall have received the Guaranty, duly executed by each Guarantor;
               (c) the Bank shall have received the Pledge Agreement, duly executed by the Borrower, together with the following:
                    (i) the results of Lien searches as of a recent date conducted by a search service reasonably satisfactory to the Bank, and the Bank shall be satisfied that no Liens are outstanding on the assets of Parent Guarantor and its Subsidiaries (other than Immaterial Foreign Subsidiaries), including the Collateral or the Shared Intellectual Property, other than any Permitted Liens (as defined in the form of Security Agreement);
                    (ii) the results of copyright and trademark searches with respect to such of the Collateral and the Shared Intellectual Property as the Bank may elect, and the results of such searches shall be reasonably satisfactory to the Bank;
                    (iii) to the extent reasonably requested by the Bank, copies of proper Uniform Commercial Code financing statements, duly filed or ready for filing in all jurisdictions that the Bank may deem necessary in order to perfect the security interests created by the Pledge Agreement;
                    (iv) evidence reasonably satisfactory to the Bank that the Borrower shall have deposited or shall concurrently deposit by wire transfer of immediately available funds $30,000,000 in the Cash Collateral Account (as defined in the Pledge Agreement); and
                    (v) evidence that all other actions necessary or, in the good faith opinion of the Bank, desirable to perfect and protect the security interests created by the Pledge Agreement have been taken, in form and substance reasonably satisfactory to the Bank;
               (d) the Bank shall have received evidence satisfactory to it that the Borrower shall concurrently pay the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP as of the Closing Date required to be paid under this Agreement;

               (e) the Bank shall have received a certificate of good standing with respect to the each Loan Party, certified as of a recent date by the appropriate office in such Loan Party’s jurisdiction of organization and, except with respect to the jurisdictions, if any, set forth on Schedule 7.14 for such Loan Party, from any other jurisdiction in which such Loan Party is required to qualify in order to conduct its business;
               (f) the Bank shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party, dated the Closing Date and certifying (i) that such Loan Party’s certificate of incorporation or certificate of formation has not been amended since the date of the last amendment thereto shown in the certified copy thereof (certified as of a recent date) attached to such certificate, (ii) except in the case of MSI, that attached thereto is a true and complete copy of such Loan Party’s bylaws or limited liability company operating agreement, together with all amendments and other modifications thereto, as in effect on the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the directors or other appropriate persons of such Loan Party authorizing the execution, delivery and performance of each Loan Document and Transaction Document to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (iv) as to the incumbency and specimen signature of each of such Loan Party’s officers executing this Agreement or any other Loan Document delivered in connection herewith;
               (g) the Bank shall have received a certificate of the Borrower, dated the Closing Date and certifying (i) that the certificate of formation of the SPE has not been amended since the date of the last amendment thereto shown in the certified copy thereof (certified as of a recent date) attached to such certificate, (ii) that attached thereto is a true and complete copy of the SPE’s limited liability company operating agreement, together with all amendments and other modifications thereto, as in effect on the date of such certificate, (iii) as to the matters described in clauses (m), (n) and (o) below, (iv) that attached thereto are true and complete copies of each Transaction Document and (v) that attached thereto is a true and complete copy of the SPE Borrower License Agreement.
               (h) the Bank shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, as to such matters as the Bank may reasonably request (provided that such opinion shall not be required to address the matters set forth in Schedule 7.14 with respect to MSI);
               (i) the Bank shall have received a copy of a consent executed by Lagasse, in form and substance reasonably satisfactory to the Bank, by which Lagasse consents to the pledge of the Publicity Rights License Agreement to the Collateral Agent and the subsequent assignment thereof in connection with an exercise of the Bank’s or the Collateral Agent’s rights and remedies under the Loan Documents (which arise after the occurrence of the Collateral Replacement Date);

               (j) the Bank shall have received evidence that prior to or simultaneously with the making the Loan hereunder, (i) the Acquisition shall be consummated in accordance with the terms of the Purchase Agreement, without any amendment or other modification thereof, or waiver of any condition thereto, that has not been consented to by the Bank in writing (such consent not to be unreasonably conditioned, withheld or delayed), (ii) the Sellers shall have delivered to Parent Guarantor (and the Bank shall have received copies of) all Required Consents, except for those the receipt of which has been waived by Parent Guarantor and the Bank in writing (such consent not to be unreasonably conditioned, withheld or delayed), (iii) the other Transaction Documents shall have been executed and delivered in substantially the forms thereof attached as exhibits to the Purchase Agreement, without any amendment or other modification thereof that has not been consented to by the Bank in writing (such consent not to be unreasonably conditioned, withheld or delayed), (iv) the assets acquired under the Purchase Agreement (other than the Shared Intellectual Property) shall be transferred and assigned to Parent Guarantor, in each case pursuant to documentation reasonably satisfactory to the Bank and (v) the Shared Intellectual Property shall be transferred and assigned to the SPE pursuant to documentation reasonably satisfactory to the Bank;
               (k) the Bank shall have received evidence of insurance required to be maintained by Section 7.10;
               (l) the Bank shall have received a written undertaking from the SPE, in form and substance satisfactory to it, that the SPE will comply with the provisions of the SPE LLC Agreement, including the limitations on indebtedness and liens provided therein;
               (m) the representations and warranties contained in Section 6 hereof and in the Pledge Agreement shall be true and correct in all material respects on and as of such date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or any similar language shall be true and correct in all respects on such date;
               (n) there shall not have occurred since December 31, 2007 a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Loan Parties taken as a whole or their ability to perform their obligations under this Agreement or any other Loan Document;
               (o) no event shall have occurred and be continuing which, before or after giving effect to the Closing Date, the making of the Loan hereunder and the consummation of the Acquisition, constitutes an Event of Default under this Agreement or would constitute an Event of Default but for the requirement that notice be given or time elapse or both (any such event being a “Default”);
               (p) the corporate and capital structure of the Borrower and the SPE and their respective organizational documents shall be reasonably satisfactory to the Bank; and

               (q) the Bank shall have received such other certificates, documents and information with respect to the Borrower or the Guarantors as the Bank may reasonably request.
          5.2 Conditions to the Collateral Replacement Date. The occurrence of the Collateral Replacement Date shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the Bank and its counsel:
               (a) the Bank shall have received the Security Agreement, duly executed by the Borrower and Parent Guarantor, together with:
                    (i) the results of Lien searches as of a recent date updating the lien searches provided pursuant to Section 5.1(c)(i) conducted by a search service reasonably satisfactory to the Bank, and the Bank shall be satisfied that no Liens are outstanding on the assets of Parent Guarantor and its Subsidiaries (other than Immaterial Foreign Subsidiaries), including the Collateral or the Shared Intellectual Property, other than any Permitted Liens (as defined in the Security Agreement);
                    (ii) the results of copyright and trademark searches updating the searches conducted pursuant to Section 5.1(c)(ii) with respect to such of the Collateral and the Shared Intellectual Property as the Bank may elect, and the results of such searches shall be reasonably satisfactory to the Bank;
                    (iii) to the extent reasonably requested by the Bank, copies of proper Uniform Commercial Code financing statements, duly filed or ready for filing in all jurisdictions that the Bank may deem necessary in order to perfect the security interests created by the Security Agreement;
                    (iv) each of the Copyright Grant and the Trademark Grant, duly executed by the Borrower;
                    (v) confirmation that the Collateral Agent has received assignments of the Copyrights and Trademarks included in the Collateral, in the form attached to the Security Agreement as Exhibits B-1 and B-2, duly executed by the Borrower and in proper form for filing in the United States Copyright Office and the United Stated Patent and Trademark Office;
                    (vi) confirmation that the Collateral Agent has received certificates representing the outstanding equity interests in the Borrower accompanied by appropriate powers executed in blank; and
                    (vii) evidence that all other actions necessary or, in the good faith opinion of the Bank, desirable to perfect and protect the security interests created by the Security Agreement have been taken, in form and substance reasonably satisfactory to the Bank;
               (b) the Bank shall have received evidence satisfactory to it that the Borrower shall concurrently pay to the Bank the Loan Fee and the accrued and unpaid fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP as of the Collateral Replacement Date required to be paid under this Agreement;
               (c) the Bank shall have received a certificate of good standing with respect to each of Parent Guarantor and the Borrower, certified as of a recent date by the appropriate office in such Loan Party’s jurisdiction of organization;
               (d) the Bank shall have received a certificate of the Secretary or Assistant Secretary of each of Parent Guarantor, the Borrower and the SPE, dated the Collateral Replacement Date and certifying (i) that such Person’s certificate of incorporation or certificate of formation has not been amended since the date of the last amendment thereto shown in the certified copy thereof (certified as of a recent date) attached to such certificate (or has not been modified since the Closing Date), (ii) that attached thereto is a true and complete copy of such Person’s bylaws or limited liability company operating agreement, together with all amendments and other modifications thereto, as in effect on the date of such certificate (or that the same have not been modified since the Closing Date), (iii) in the case of Parent Guarantor and the Borrower, that attached thereto is a true and complete copy of resolutions adopted by the directors or other appropriate persons of such Person authorizing the execution, delivery and performance of each Loan Document and Transaction Document to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect (or that the resolutions attached to the certificate delivered pursuant to Section 5.1(f) with respect to such Person have not been modified, rescinded or superseded as to the subject matter thereof and are in full force and effect) and (iv) in the case of Parent Guarantor and the Borrower, as to the incumbency and specimen signature of each of such Loan Party’s officers executing the Security Agreement or any other Loan Document delivered in connection therewith;
               (e) the Bank shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, as to such matters as the Bank may reasonably request;
               (f) the Bank shall have received a certificate of Parent Guarantor certifying that (i) the consent of Lagasse delivered to the Bank pursuant to Section 5.1(i) on the Closing Date has not been modified since the Closing Date and remains in full force and effect, (ii) since the Closing Date, Parent Guarantor has complied in all material respects with the covenants set forth in Section 3.02(h) and 5.03 of the form of Security Agreement as if such covenants were effective and binding on Parent Guarantor with respect to the relevant agreements and intellectual property rights included in the Acquired Business from and after the Closing Date and (iii) as to the matters described in clauses (i), (j) and (k) below;

               (g) the Bank shall have received evidence that prior to the Collateral Replacement Date, (i) Parent Guarantor shall have obtained (and the Bank shall have received copies of) all Designated Consents and such Designated Consents shall be in full force and effect, (ii) the assets comprising the Acquired Business (other than (A) the Shared Intellectual Property and (B) any contract or agreement that is not set forth on Schedule 1.1(a) and that requires the consent of any party to the assignment of such contract or agreement) shall be transferred and assigned by Parent Guarantor to the Borrower pursuant to documentation reasonably satisfactory to the Bank and (iii) the Shared Intellectual Property shall be transferred and assigned to the SPE pursuant to documentation reasonably satisfactory to the Bank;
               (h) the Bank shall have received evidence of insurance required to be maintained by Section 7.10;
               (i) the representations and warranties contained in Section 6 hereof and in the Security Agreement shall be true and correct in all material respects on and as of such date as if made on such date (except to the extent that such representations and warranties relate to a particular date in which case such representations and warranties shall be true and correct in all material respects on and as of such date);
               (j) there shall not have occurred since December 31, 2007 a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Loan Parties taken as a whole or their ability to perform their obligations under this Agreement or any other Loan Document;
               (k) no event shall have occurred and be continuing which, before or after giving effect to the Collateral Replacement Date, constitutes a Default or an Event of Default; and
               (l) the Bank shall have received such other certificates, documents and information with respect to the Borrower or the Guarantors as the Bank may reasonably request.
     6. Representations and Warranties. In order to induce the Bank to enter into this Agreement and make the Loan provided for herein, each of Parent Guarantor and the Borrower hereby represents and warrants to the Bank as follows:
          6.1 Organization. Each of Parent Guarantor and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate or other requisite legal power to own its assets and to transact the business in which it is presently engaged and is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, in each state in which it does business (except with respect to the jurisdictions, if any, set forth on Schedule 7.14 for such Loan Party), in each case, except where the failure to so qualify or to be so licensed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          6.2 Authority and Consents. Each Loan Party has the requisite power and authority to execute and deliver each of each Loan Document to which it is a party (including, without limitation, this Agreement) and to incur and perform the obligations provided for herein and therein. No consent or approval of or notice to or filing with any Governmental Authority or other third party is or will be required as a condition to such Loan Party’s execution, delivery and performance of this Agreement or any other Loan Document to which such Loan Party is a party, or the validity or enforceability thereof, or the taking by such Loan Party of any other action contemplated hereby or thereby, other than such consents which have been obtained, are in full force and effect, and copies thereof have been delivered to the Bank.
          6.3 Binding Agreement. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes its valid and legally binding obligation, enforceable against the such Loan Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
          6.4 Litigation. There is no litigation, investigation or proceeding involving any Parent Guarantor or any of its Subsidiaries pending or, to the knowledge of Parent Guarantor or the Borrower, threatened by or before any court or Governmental Authority or arbitration authority, which could reasonably be expected to have a Material Adverse Effect, except as set forth on the Parent Guarantor’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof.
          6.5 No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement and any other Loan Document to which it is a party, and the taking by such Loan Party of all other actions contemplated hereby and thereby, do not contravene the organizational documents of such Loan Party or any law, statute, rule, regulation, order, writ, judgment, injunction or decree applicable to such Loan Party or any of its property, and do not constitute a default under any existing agreement, mortgage, indenture or contract binding on such Loan Party or affecting such Loan Party’s property.
          6.6 Information. All financial information (other than forecasts, projections and other forward-looking data and statements) that has been or will be furnished by any Loan Party to the Bank in connection with the transactions contemplated by the Loan Documents is or will be accurate and complete in all material respects on the date as of which such information is furnished to the Bank and not incomplete by the omission of any fact necessary to make such information not misleading.

          6.7 Compliance with Laws. Each of Parent Guarantor and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property. The proceeds of the Loan will be used solely as provided in Section 2.3. Neither the making of the Loan, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of the Loan will used to purchase or carry any margin stock or to extend credit for any such purpose.
          6.8 Permits, Franchises. Each of Parent Guarantor and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) possesses all material permits, memberships, franchises, contracts and licenses required and all material trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights reasonably necessary to enable it to conduct the business in which it is now engaged.
          6.9 Other Obligations. Neither Parent Guarantor nor any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
          6.10 Taxes. Each of Parent Guarantor and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for in the financial statements of Parent Guarantor in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or Parent Guarantor, threatened by any Governmental Authority with respect to any taxes relating to any Loan Party, except that Parent Guarantor and its Subsidiaries are currently subject to an ongoing audit by the IRS related to fiscal years 2001 through 2004.
          6.11 Investment Company. No Loan Party is required to be registered an “investment company” or is a company “controlled” by a Person required to be registered as an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
          6.12 No Default or Event of Default. No event has occurred and is continuing which, before or after giving effect to the Closing Date, constitutes a Default or an Event of Default.
          6.13 No Material Adverse Change. Since December 31, 2007 there has occurred no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Loan Parties taken as a whole or their ability to perform their obligations under this Agreement or any other Loan Document.
          6.14 Insurance. The Loan Parties have obtained, and maintained in effect, the insurance coverage required in Section 7.10.
          6.15 ERISA Plans.
               (a) Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of Parent Guarantor, nothing has occurred which would cause the loss of such qualification. Parent Guarantor has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.
               (b) There are no claims, lawsuits or actions (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
               (c) With respect to any Plan subject to Title IV of ERISA, no ERISA Event has occurred, or is reasonably expected to occur, that could reasonably be expected to result in a Material Adverse Effect.
          6.16 Solvency. On and as of the Closing Date, on a pro forma basis after giving effect to the borrowing of the Loan hereunder and the consummation of the Acquisition, the Loan Parties, on a consolidated basis, are Solvent.
     7. Affirmative Covenants. Until full payment and performance of all Obligations, each of Parent Guarantor and the Borrower agrees:
          7.1 Use of Proceeds. To use the proceeds of the Loan only as specified in Section 2.3. The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.
          7.2 Financial Information. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:
               (a) As soon as available, but in any event within 120 days following the end of the Parent Guarantor’s fiscal year, audited consolidated financial statements for Parent Guarantor and its Subsidiaries for such fiscal year, including a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing and reasonably acceptable to the Bank (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP;
               (b) As soon as available, but in any event with sixty (60) days following the end of each of the first three fiscal quarters of each fiscal year of Parent Guarantor, unaudited consolidated financial statements for Parent Guarantor and its Subsidiaries for such fiscal quarter, including a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent Guarantor as presenting fairly the financial condition and results of operations of Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
               (c) As soon as available, but in any event with sixty (60) days following the end of each fiscal quarter of the Borrower, submit to the Bank unaudited consolidated financial statements for the Borrower and the SPE for such fiscal quarter, including a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly the financial condition and results of operations of the Borrower and the SPE on a consolidated basis in accordance with GAAP, subject, in the case of financial statements delivered for the first three fiscal quarters of each fiscal year, to normal year-end adjustments and the absence of footnotes;
               (d) Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer of Parent Guarantor certifying (i) that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and setting forth computations in reasonable detail satisfactory to the Bank demonstrating whether or not Parent Guarantor is in compliance with the covenants set forth in Section 8 for the applicable period and (ii) that except as set forth on a schedule thereto, since the date of the last Compliance Certificate (or the Closing Date, in the case of the first Compliance Certificate delivered hereunder) (A) no Loan Party has changed its legal name or form or jurisdiction of organization or acquired or formed a new Subsidiary and (B) neither the Borrower nor the SPE has acquired or filed a registration or application for registration for any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement);
               (e) Promptly upon sending or receipt, copies of any management letters sent or received by Parent Guarantor to or from its auditors; and
               (f) Promptly, such other information concerning the business, operations, properties and condition of Parent Guarantor and its Subsidiaries as the Bank may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.2(a) or (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Parent Guarantor posts such documents, or provides a link thereto, on Parent Guarantor’s website on the Internet at its website address provided to the Bank; provided that Parent Guarantor shall notify the Bank by telecopy or electronic mail of the posting of any such documents and provide, if requested, to the Bank by electronic mail electronic versions of such documents; provided, further, however, that Parent Guarantor’s failure to so notify the Bank shall not give rise to a Default or Event of Default.
          7.3 Notices. To furnish the Bank prompt written notice of any of the following:
               (a) the occurrence of any Default or Event of Default;
               (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent Guarantor or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or
               (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          7.4 Existence; Conduct of Business. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations and intellectual property rights (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, however, that (i) Parent Guarantor from time to time may cause any one or more of the Loan Parties (other than the Borrower or Parent Guarantor) to be merged into another Loan Party, (ii) Parent Guarantor may cause any Subsidiary that is not a Loan

Party to be merged into another Subsidiary that is not a Loan Party and (iii) in the event from time to time that any Subsidiary (other than the Borrower) has no material assets, Parent Guarantor may cause such Subsidiary to be dissolved. Parent Guarantor shall give Bank not less than ten (10) days’ prior written notice of the occurrence of any event referenced in clauses (i), (ii) or (iii) of the immediately preceding sentence that involves a Loan Party.
          7.5 Compliance with Laws. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, comply, in all material respects with all laws, rules, regulations, orders and requirements of any Governmental Authority applicable to it or any of its property, including without limitation, the Collateral.
          7.6 Maintenance of Properties. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, (i) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (ii) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as reasonably necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times.
          7.7 Taxes and Other Obligations. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, pay all of such Person’s taxes and other obligations as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
          7.8 Books and Records; Inspection Rights. (i) That it shall, and shall cause each of its Subsidiaries to, keep proper books of record and account and (ii) that it shall, and shall cause each Loan Party to, permit any representatives designated by the Bank (including employees of the Bank or any consultants, accountants, attorneys and appraisers retained by the Bank), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that such Person may require that any such representative who is not an employee of the Bank first agree in writing to the provisions set forth in Section 13.15 or confidentiality restrictions that are substantially similar. If any property, books and records of any Loan Party are in the possession of a third party, Parent Guarantor and the Borrower hereby authorize, or agree to cause such other Loan Party to authorize, such third party to permit the Bank or its representatives to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such property, books and records.

          7.9 Cash Collateral Account. After the occurrence of the Collateral Replacement Date, to cause all payments with respect to, or any proceeds of insurance claims related to, the Collateral to be made directly to the Cash Collateral Account.
          7.10 Maintenance of Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to each Loan Party’s and the SPE’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the business of Parent Guarantor or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary). On and after the Collateral Replacement Date, each policy with respect to the Parent Guarantor and the Borrower and its properties shall list the Collateral Agent as a loss payee on property and casualty policies with respect to the Collateral and as additional insured with respect to general liability policies and shall provide for at least thirty (30) days prior notice to the Collateral Agent of any cancellation thereof. Any key man life insurance policy insuring the life of Lagasse that is procured by Parent Guarantor or any of its Subsidiaries shall provide that the Borrower is the beneficiary thereof and list the Collateral Agent as loss payee. The Bank acknowledges and agrees that the insurance maintained by the Loan Parties on the date hereof is acceptable to the Bank as of the date hereof.
          7.11 ERISA. Promptly during each year, to pay, and cause its Subsidiaries to pay, contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan that is subject to Section 412 of the Code; file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any ERISA Event which could reasonably be expected to result (alone or in connection with any other event) in aggregate liability to the Borrower equal to or greater than $2,500,000 and to comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and (y) upon request by the Bank to provide copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan) as the Bank shall reasonably request.
          7.12 Additional Subsidiaries. If any Loan Party forms or acquires an additional Domestic Subsidiary, to cause such additional Domestic Subsidiary to (i) become a Guarantor as promptly thereafter as reasonably practicable, but in any event within twenty (20) days, by executing and delivering to the Bank such amendments or supplements to the Guaranty as the Bank reasonably deems necessary or advisable to cause such Subsidiary to become a party to the Guaranty and (ii) make such deliveries or take such actions of the type required for Guarantors as of the Closing Date by Sections 5.1(b), (e), (f) and (h) with respect to such new Guarantor, in form and substance reasonably satisfactory to the Bank.
          7.13 Activities of the SPE. To cause the SPE (i) to comply with the provisions of the SPE LLC Agreement and (ii) distribute to the Borrower on not less than a monthly basis all revenues, if any, net of ordinary course expenses of the SPE, if any, held by the SPE.
          7.14 Post-Closing Covenant. To, and to cause each Loan Party to, take all necessary actions to satisfy the requirements set forth on Schedule 7.14 within the time frames specified on Schedule 7.14 unless waived or extended by the Bank in its sole discretion.
          7.15 Further Assurances. To, and to cause each other Loan Party to, take any action reasonably requested by the Bank to carry out the intent of this Agreement.
     8. Financial Covenants. Commencing with the last day of Parent Guarantor’s second fiscal quarter in 2008 (except as provided in Section 8.4) and until full payment and performance of all Obligations:
          8.1 Tangible Net Worth. Parent Guarantor shall maintain, as of the last day of each fiscal quarter of Parent Guarantor, on a consolidated basis Tangible Net Worth equal to at least $40,000,000.
          8.2 Funded Debt to EBITDA Ratio. Parent Guarantor shall not permit, as of the last day of each fiscal quarter of Parent Guarantor, the ratio of (i) Funded Debt for the four (4) quarter period ending on such day to (ii) consolidated EBITDA for Parent Guarantor and its Subsidiaries for the four (4) quarter period ending on such day, to be greater than 2.0 to 1.0.
          8.3 Parent Guarantor Basic Fixed Charge Coverage Ratio. Parent Guarantor shall not permit, as of the last day of any fiscal quarter of Parent Guarantor, the ratio of (i) consolidated EBITDA for Parent Guarantor and its Subsidiaries for the four (4) quarter period ending on such day to (ii) the sum of (A) interest expense and (B) the current portion of long term debt, in each case, on a consolidated basis for Parent Guarantor and its Subsidiaries for the four (4) quarter period ending on such day, to be less than (x) 2.50 to 1.0 as of the last day of the second and third fiscal quarters of 2008 and (y) 2.75 to 1.0 thereafter.
          8.4 Borrower Basic Fixed Charge Coverage Ratio. Commencing with the last day of the of the first full fiscal quarter of the Borrower after the Collateral Replacement Date (such date, the “Borrower FCCR Initial Measurement Date”), the Borrower shall not permit, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) consolidated EBITDA for the Borrower and the SPE for the four (4) quarter period ending on such day to (ii) the sum of (A) interest expense and (B) the current portion of long term debt, in each case, on a consolidated basis for the

Borrower and the SPE for the four (4) quarter period ending on such day, to be less than 1.0 to 1.0; provided, however, that for purposes of the foregoing, the amount of consolidated EBITDA for the Borrower and the SPE for: (A) the four (4) consecutive fiscal quarter period ending on the Borrower FCCR Initial Measurement Date shall be deemed to be the amount of consolidated EBITDA for the Borrower and the SPE for the fiscal quarter of the Borrower ending on the Borrower FCCR Initial Measurement Date multiplied by four, (B) the four (4) consecutive fiscal quarter period ending on the last day of the fiscal quarter of the Borrower immediately following the Borrower FCCR Initial Measurement Date (such day, the “Borrower FCCR Second Measurement Date”) shall be deemed to be the amount of consolidated EBITDA for the Borrower and the SPE for the two (2) consecutive fiscal quarters of the Borrower ending on the Borrower FCCR Second Measurement Date multiplied by two and (C) the four (4) consecutive fiscal quarter period ending on the last day of the fiscal quarter of the Borrower immediately following the Borrower FCCR Second Measurement Date (such day, the “Borrower FCCR Third Measurement Date”) shall be deemed to be the amount of consolidated EBITDA for the Borrower and the SPE for the three (3) consecutive fiscal quarters of the Borrower ending on the Borrower FCCR Third Measurement Date multiplied by 4/3.
          8.5 Quick Ratio. Parent Guarantor shall maintain, as of the last day of any fiscal quarter of Parent Guarantor, on a consolidated basis with its Subsidiaries, a ratio of (i) Quick Assets as of such day to (ii) current liabilities as of such day of at least 1.0 to 1.0.
          8.6 Total Assets. Parent Guarantor shall maintain, as of the last day of any fiscal quarter of Parent Guarantor, at least 75% of Total Assets in Parent Guarantor and its Domestic Subsidiaries.
     9. Negative Covenants. Until full payment and performance of all Obligations:
          9.1 Other Debts. Parent Guarantor shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
               (a) acquiring goods, supplies, merchandise or services on normal trade credit;
               (b) endorsing negotiable instruments received in the usual course of business;
               (c) obtaining surety bonds in the usual course of business;

               (d) debt or other liabilities of (i) a Loan Party owed to another Loan Party or (ii) of a Subsidiary that is not a Loan Party (other than the SPE) to another Subsidiary that is not a Loan Party (other than the SPE);
               (e) liabilities for taxes not yet due;
               (f) liabilities arising under the Transaction Documents;
               (g) lease obligations as lessee arising in the ordinary course of business;
               (h) hedging arrangements entered into for purposes of mitigating interest rate, commodity pricing, currency exchange rate or other similar risks in the ordinary course of business (so long as such arrangements are not entered into primarily for speculative purposes)
               (i) debt in respect of capital lease obligations or incurred to provide all or a portion of the purchase price or cost of acquiring equipment or fixtures in the ordinary course of business within the limitations set forth in clause (a)(xi) of Section 9.2; provided that the aggregate principal amount of debt outstanding under this Section 9.1(i) shall not exceed $5,000,000 at any time;
               (j) existing debt, lines of credit or letter of credit facilities described in Schedule 9.1 and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to such Person or the Bank, as determined by the Bank in its reasonable discretion, than the terms of the debt being refinanced, amended or modified;
               (k) payroll and other liabilities in respect of employees arising in the ordinary course of business;
               (l) debt that is assumed in connection with or incurred to finance an investment, capital contribution, transfer, purchase or acquisition permitted pursuant to Section 9.4(e) in an aggregate amount not to exceed $15,000,000 at any time outstanding, and refinancings thereof which do not have the effect of increasing the principal amount thereof; provided that such debt may not (i) exceed the amount of such investment or capital contribution or the purchase price of the assets acquired or (ii) be assumed or incurred by the Borrower or the SPE;
               (m) earn-out obligations incurred in connection with acquisitions permitted by clause (ii) of Section 9.4(e) in an aggregate amount not to exceed $15,000,000 at any time outstanding (with the amount of such earn-out obligations for purposes of this subsection (m) to be the maximum reasonably anticipated liability in respect thereof as determined by Parent Guarantor from time to time); provided that such earn-out obligations may not be incurred by the Borrower or the SPE;

               (n) incurrence of liabilities, other than in respect of debt (including, without limitation, debt for borrowed money or in respect of hedging arrangements or letters of credit), incurred in the ordinary course of a Loan Party’s business; provided that such liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
               (o) guarantees of any of the foregoing; provided, that (i) a Loan Party may not guaranty the debt or other obligations of a Subsidiary that is not a Loan Party and (ii) neither the Borrower nor the SPE may guaranty the debt or other obligations of any other Person, except that the Borrower may provide guarantees in favor of the Bank or the Collateral Agent.
          9.2 Other Liens.
               (a) Parent Guarantor and its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall not create, assume or allow any security interest or lien on any of its property, whether now or hereafter acquired, except:
                    (i) liens and security interests in favor of the Bank or the Collateral Agent;
                    (ii) liens for taxes not yet due;
                    (iii) existing liens disclosed in writing to the Bank prior to the date hereof;
                    (iv) liens of landlords and banks and rights of set-off, liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue;
                    (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
                    (vi) leases or subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the business of Parent Guarantor or any of its Subsidiaries;
                    (vii) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of Parent Guarantor or any of its Subsidiaries;

                    (viii) licenses of intellectual property rights granted in the ordinary course of business; provided, that prior to the Collateral Replacement Date, any such license of intellectual property rights included in the Acquired Business (A) would otherwise be permitted under the Security Agreement if the Security Agreement were then effective and such intellectual property rights constituted Collateral and (B) shall not prohibit or restrict Parent Guarantor from assigning such license to the Borrower;
                    (ix) liens on property or assets acquired pursuant to Section 9.4(e) on the property or assets so acquired, to secure debt permitted by Section 9.1(l); provided that such liens attach only to the property or assets being financed pursuant to such debt and do not encumber any Collateral or any other property of Parent Guarantor or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary);
                    (x) liens in existence on the date hereof and summarized in Schedule 9.2; and
                    (xi) liens securing debt permitted under Section 9.1(i); provided that such liens attach only to the investments or assets the acquisition of which is financed with such debt and such lien and debt are incurred within ninety (90) days following such purchase.
               (b) The Borrower and the SPE shall not create, assume or allow any security interest or lien (including judicial liens) on any of its property, whether now or hereafter acquired, except:
                    (i) liens and security interests in favor of the Bank or the Collateral Agent;
                    (ii) liens for taxes not yet due;
                    (iii) licenses of intellectual property rights permitted under the Security Agreement (or prior to the Collateral Replacement Date, would be permitted under the Security Agreement if the Security Agreement were then effective and such intellectual property rights constituted Intellectual Property (as defined in the form of Security Agreement));
                    (iv) the Trademark License Agreement; and
                    (v) the SPE Borrower License Agreement.
          9.3 Dividends and Distributions. Neither Parent Guarantor nor the Borrower shall declare or pay any dividends (except dividends paid in capital stock) or distributions on, or pay any amount account of the purchase, redemption or retirement of, its equity interests, or any warrants, options or other rights to purchase or subscribe for its equity interests, whether or not presently convertible, exchangeable or exercisable; provided, that so long as (A) no Default or Event of Default then exists or would result from such payment and (B) after giving effect to such payment, Parent Guarantor and the Borrower would be in pro forma compliance with the covenants set forth in Section 8 based on Parent Guarantor’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is to be made, (i) Parent Guarantor may purchase, redeem or retire its equity interests, and pay dividends or distributions in respect of its equity interests, in an aggregate amount of consideration, dividends and distributions paid under this clause (i) not to exceed $30,000,000 over the term of this Agreement and (ii) the Borrower may declare and pay dividends and distributions in respect of its equity interests. This Section 9.3 shall not prohibit Parent Guarantor from (i) in connection with any tax withholding obligations that may arise in connection with the vesting of restricted stock of Parent Guarantor held by the grantee thereof or the exercise of any option to acquire shares of Parent Guarantor’s stock, withholding certain shares of such stock from the grantee or optionee in satisfaction of such tax withholding obligations and (ii) permitting the holder of any options or warrants to acquire shares of Parent Guarantor’s stock and delivering the exercise price of such option or warrant, in whole or in part, by use of any “cashless exercise” feature set forth (including by reference to any related plan) in the applicable option agreement or warrant.
          9.4 Investments. Parent Guarantor shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, have any existing, or make any new investments in, any Person, or make any capital contributions or other similar transfer of assets to any Person, or acquire or purchase all or substantially all of the assets any Persons, or of all or substantially all of the assets that comprise any business unit of any such Person, except for (collectively, the “Permitted Investments”):
               (a) existing investments disclosed in writing to the Bank prior to the date hereof;
               (b) investments made by (i) Loan Parties in other Loan Parties that are Subsidiaries of such Loan Parties; (ii) the Borrower in the SPE pursuant to the Purchase Agreement; and (iii) Subsidiaries that are not Loan Parties (other than the SPE) in other Subsidiaries that are not Loan Parties (other than the SPE);
               (c) investments in Cash Equivalents;
               (d) investments in securities acquired in exchange for accounts receivable in connection with a bankruptcy or workout with respect to a trade creditor; and
               (e) (i) investments, transfers, capital contributions, acquisitions and purchases not described in clause (ii) below; provided that (A) no Default or Event of Default then exists or would result from such investment and (B) after giving effect to such investment, Parent Guarantor and the Borrower would be in pro forma compliance with the covenants set forth in Section 8 based on Parent

Guarantor’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such investment is to be made, and (ii) acquisitions or purchases of all or substantially all of the assets or all of the stock of one or more Persons, or of all or substantially all of the assets, or that comprise any business unit, of any Person, so long as (A) Parent Guarantor shall have provided the Bank with not less than ten (10) days’ prior written notice describing such transaction in reasonable detail and a certificate of a Financial Officer to the effect that after giving effect to such acquisition, Parent Guarantor and the Borrower would be in pro forma compliance with the covenants set forth in Section 8 based on Parent Guarantor’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such acquisition is to be made, setting forth such pro forma calculations in reasonable detail, (B) no Default or Event of Default then exists or would result from such acquisition and (C) the Person or business unit acquired shall be in business of the same general type as conducted on the Closing Date by Parent Guarantor and its Subsidiaries;
provided, that notwithstanding anything herein to the contrary, after the date hereof, neither the Borrower nor the SPE shall create or acquire any new Subsidiary and the Borrower shall not make any additional investments in the SPE.
          9.5 Loans. Parent Guarantor shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, make any loans, advances or other extensions of credit to any Person, except for:
               (a) existing extensions of credit disclosed to the Bank in writing prior to the date hereof;
               (b) extensions of credit made (i) by Loan Parties (other than the Borrower) to other Loan Parties; and (ii) Subsidiaries that are not Loan Parties (other than the SPE) to other Subsidiaries that are not Loan Parties (other than the SPE);
               (c) advances paid to employees and directors in the ordinary course of business; and
               (d) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods and services or the license of intellectual property in the ordinary course of business.
          9.6 Asset Sales. Parent Guarantor shall not, and shall not permit any of its Subsidiaries (other than an Immaterial Foreign Subsidiary) to:
               (a) sell, assign, lease, transfer or otherwise dispose of any part of its business or any of its assets or enter into any agreement to do so, except (i) excluding the Borrower and the SPE, in the ordinary course of business (including sales of surplus, damaged, worn or obsolete assets, and sales of Cash Equivalents) for not less than fair market value, (ii) sales of inventory and Cash Equivalents by the Borrower in the ordinary course of business for not less than fair market value (iii) licenses of intellectual property rights permitted by Section 9.2, (iv) sales, assignments, leases, transfers or other dispositions of assets (A) from Loan Parties (other than the Borrower) to other Loan Parties, including, without limitation, the transfer of the Acquired Business from Parent Guarantor to the Borrower contemplated in connection with the Collateral Replacement Date and (B) from Subsidiaries that are not Loan Parties (other than SPE) to other Subsidiaries that are not Loan Parties (other than the SPE), (v) excluding the Borrower and the SPE, other sales of assets on arms-length terms, at least 75% of the consideration for which shall be in the form of cash and the aggregate fair market value of which, in the aggregate for all such sales permitted under this clause (v) from and after the Closing Date, does not exceed 10% of Parent Guarantor’s consolidated shareholders’ equity as of the end of the fiscal quarter most recently ended prior to the date of the proposed sale so long as, in the case of this clause (v), (A) no Default or Event of Default then exists or would result from such sale and (B) after giving effect to such sale, Parent Guarantor and the Borrower would be in pro forma compliance with the covenants set forth in Section 8 based on Parent Guarantor’s most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such sale is to be made and (vi) the sale of Parent Guarantor’s investment in WeddingWire, Inc. (“WeddingWire”), the conversion or exchange of such investment into or for any other asset or assets (including, without limitation, shares of any Person into which WeddingWire may be merged, the “WeddingWire Successor Assets”) and the sale of any WeddingWire Successor Assets; provided, that Parent Guarantor may not sell, assign, lease, transfer or otherwise dispose of assets comprising the Acquired Business pursuant to clause (iv) or (v) above other than to the Borrower;
               (b) enter into any sale and leaseback agreement with respect to any of its fixed assets, other than transactions in which the value of the disposed of assets does not exceed $2,000,000 in the aggregate in any fiscal year;
provided, that notwithstanding anything in the foregoing to the contrary, neither the Borrower nor the SPE shall be permitted to sell, assign, lease, transfer or otherwise dispose of any of its assets, other than licenses of intellectual property rights permitted by Section 9.2.
          9.7 Capital Expenditures. Parent Guarantor and its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall not make Capital Expenditures which in the aggregate (i) exceed $15,000,000 during the 2008 fiscal year, or (ii) exceed $7,500,000 during any fiscal year thereafter (each such limitation hereafter referred to as the “Capital Expenditure Limitation”); provided, that to the extent that Parent Guarantor its Subsidiaries do not utilize the full Capital Expenditure Limit during the applicable fiscal year, then Parent Guarantor and its Subsidiaries may carry over to any subsequent fiscal year the unused portion of such Capital Expenditure Limit so long as no Event of Default exists or would result therefrom; provided, further that in no event shall Parent Guarantor and its Subsidiaries make Capital Expenditures which in the aggregate exceed $15,000,000 in any fiscal year.
          9.8 Transactions with Affiliates. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than transactions with Affiliates in the ordinary course of business and pursuant to the reasonable requirements of Parent Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to Parent Guarantor or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not its Affiliate, other than (i) transactions between any Loan Party and an Affiliate thereof pursuant to the terms of any agreements described on the exhibit list to Parent Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2007 or any agreements set forth on Schedule 9.8, (ii) any amendment or modification of, or any substitute or replacement arrangement (at any time during the term of this Agreement) with the same Affiliate or Affiliates for, any agreement described in clause (i) above, (iii) the SPE Borrower License Agreement and (iv) transactions among Loan Parties (other than the Borrower).
          9.9 Additional Negative Covenants. Parent Guarantor shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary, in the case of subsections (a), (c), (d) and (e) below) to, without the Bank’s written consent:
               (a) enter into any consolidation, merger or other combination, or, except for Permitted Investments, become a partner in a partnership, a member of a joint venture or a member of a limited liability company, and except that (i) any Loan Party (other than the Borrower and Parent Guarantor) may merge into any other Loan Party (other than the Borrower) and (ii) any Subsidiary that is not a Loan Party (other than the SPE) may merge into any other Subsidiary that is not a Loan Party (other than the SPE).
               (b) engage in any business activities substantially different from that engaged in by Parent Guarantor and its Subsidiaries on the date hereof;
               (c) wind up, liquidate or dissolve its affairs, or sell or otherwise dispose of all or substantially all of its assets, or agree to do any of the foregoing at any future time; provided that a Subsidiary (other than the Borrower ) with no material assets may be dissolved upon not less than ten (10) days’ prior written notice to the Bank;
               (d) amend or otherwise modify the SPE LLC Agreement, the organizational documents of the Borrower, the SPE Borrower License Agreement or any of the Transaction Documents, each as in effect on the date hereof; or
               (e) change its fiscal year or its accounting methods except for changes in accounting policies required under GAAP.

     10. Default and Remedies.
     The occurrence of any of the following events (each an “Event of Default”) shall constitute a default under this Agreement and under each of the other Loan Documents:
          10.1 Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this agreement within three (3) days after the date when due; or
          10.2 False Information; Representations and Warranties. The Borrower or any other Loan Party has given the Bank materially false or misleading information. Any representation or warranty made by the Borrower or the Guarantor under or in connection with any Loan Document shall prove to have been incorrect in any material respect at the time when made; or
          10.3 Covenant Default. Any Loan Party shall fail to perform or observe any agreement, covenant or obligation set forth in Section 2.3, 7.1, 7.2, 7.3, 7.8, 7.12, 7.14, 8 or 9 of this Agreement, Section 4(b) of the Pledge Agreement or, after the Collateral Replacement Date, Section 3.02(a) of the Security Agreement; or
          10.4 Covenant Default after Cure Period. Any Loan Party shall fail to timely and properly observe, keep or perform any term, covenant or agreement contained in any Loan Document to which it is a party (other than those described in Sections 10.1 to 10.3 above), if such default shall continue unremedied for a period of fifteen (15) days; or
          10.5 Other Bank Agreements. Parent Guarantor or any or its Subsidiaries shall be in default of or fail to perform any other agreement, obligation, liability or indebtedness of Parent Guarantor or such Subsidiary to the Bank or to any affiliate of Bank with respect to a monetary obligation in excess of $10,000, and such default or failure continues past any cure period provided therein; or
          10.6 Cross Default. (i) Parent Guarantor or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall default in any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any other indebtedness (other than the Loan or indebtedness described in Section 10.5) in an aggregate outstanding principal amount in excess of $2,500,000 beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) any breach, default or event of default shall occur and be continuing, or any other condition shall exist under any instrument or agreement pertaining to any such indebtedness, if the effect thereof is to cause an acceleration of such indebtedness, or during the continuance of such breach, default or event of default, permit the holders of such indebtedness to accelerate the maturity of any such indebtedness or require a redemption or other repurchase of such indebtedness; or

          10.7 Bankruptcy. Parent Guarantor or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall (i) make a general assignment for the benefit of creditors; (ii) admit in writing its inability to pay or fails to pay its debts generally as they become due; (iii) file a petition for relief under any chapter of the Federal Bankruptcy Code or any other bankruptcy or debtor relief law, domestic or foreign, as now or hereafter in effect, or seeking the appointment of a trustee, receiver, custodian, liquidator or similar official for it or any Collateral or any of its other property; or any such action is commenced against it and it admits, acquiesces in or does not contest diligently the material allegations thereof, or the action results in entry of an order for relief against it, or it does not obtain permanent dismissal and discharge thereof before the earlier of trial thereon or sixty (60) days after commencement of the action; or (iv) make a transfer or incur an obligation which is fraudulent under any applicable law as to any creditor; or
          10.8 Lien Property. The Collateral Agent fails to have an enforceable first lien (except for Permitted Liens) on or security interest in any Collateral to the extent provided in the Loan Documents (other than as a result of any action or inaction on the part of the Collateral Agent that is not in respect of any obligations of the Loan Parties under the Loan Documents); or
          10.9 Judgments. Any judgment or order for the payment of money in excess of $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against Parent Guarantor or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          10.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in (i) the business condition (financial or otherwise), operations, properties or prospects of the Loan Parties taken as whole, (ii) the ability of the Loan Parties to repay the Obligations, (iii) the value of the Collateral or the Bank determines that it is insecure for any other reason; or
          10.11 Governmental Action. Any Governmental Authority takes action that the Bank reasonably believes materially adversely affects the Borrower’s and the other Loan Parties’ financial condition or ability to repay the Obligations, taken as a whole; or
          10.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of Parent Guarantor or any of the other Loan Parties or ERISA Affiliates subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject Parent Guarantor or any of its Subsidiaries to any tax, penalty or liability (or any combination of the foregoing) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

               (a) a Reportable Event shall occur under Section 4043(c) of ERISA with respect to a Plan;
               (b) any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by Parent Guarantor, such other Loan Party or any ERISA Affiliate; or
               (c) any other ERISA Event.
          10.13 Loan Document Ceases to be Binding. Any Loan Document after delivery thereof pursuant to Section 4 shall for any reason not caused by the Bank or any successor thereof cease to be valid and binding on any Loan Party that is a party to such Loan Document.
          10.14 Breach under License. (i) The Borrower or any of its Affiliates shall breach any provision of the Trademark License Agreement and shall have failed to cure such breach within thirty (30) days, (ii) the Shared Intellectual Property shall be otherwise required to be assigned to the licensees under the Trademark License Agreement pursuant to Section 5.03 of the Trademark License Agreement or otherwise or (iii) any of the Sellers shall obtain injunctive relief that adversely affects the SPE’s right to use the Shared Intellectual Property.
          10.15 Change of Control. A Change of Control shall occur.
     11. Remedies Upon Default. If an Event of Default shall occur,
          11.1 At the Bank’s option, the Loan, all interest accrued thereon and all other amounts payable by the Borrower to the Bank under any of the Loan Documents shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default specified under Section 10.7 above, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and
          11.2 The Bank shall have all rights, powers and remedies available under each of the Loan Documents, or afforded by law, including, without limitation, the right to resort to any or all of the Collateral and to exercise any or all of the rights of a secured party pursuant to applicable law. All rights, powers and remedies of the Bank in connection with each of the Loan Documents may be exercised at any time by the Bank and from time to time after the occurrence and during the continuance of any Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
     12. Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the following addresses, or sent by facsimile to the fax numbers listed below, or to such other addresses as the Bank and the Borrower may specify from time to time in writing:

Any Loan Party:	Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, NY 10036
Attention: Chief Financial Officer
Telecopy: 212-827-8551

with copies to:	Orrick Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
Attention: Dolph Hellman
Telecopy: 415-773-5759

Bank:	Bank of America, N.A.
767 Fifth Avenue, Floor 12A
New York, New York 10153
Attention: Jane R. Heller
Telecopy: 212-407-5402

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Stephen K. Koo
Telecopy: 212-757-3990
Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
     13. Miscellaneous. The Borrower and the Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:
          13.1 Fees and Expenses. The Borrower shall reimburse the Bank for any reasonable and documented costs and attorneys’ fees incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, including without limitation, any due diligence conducted with respect to Parent Guarantor and its Subsidiaries and the Transaction, the enforcement or preservation of any rights or remedies under this Agreement and any other Loan Documents, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. The Borrower agrees to reimburse the Bank for the reasonable and documented costs of periodic field examinations of the Borrower’s books, records and Collateral, and appraisals of the Collateral, at such intervals as the Bank may reasonably require, which may be performed by employees of the Bank or by independent appraisers. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of a party’s in-house counsel. In addition, the Borrower agrees to, upon reasonable notice from the Bank, pay any and all stamp and other taxes or fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.
          13.2 Indemnification. The Borrower shall indemnify and hold the Bank, its parent, Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns (collectively, the “Indemnitees”) harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any other Loan Document, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, in each case other than arising as a result of any such Indemnitee’s gross negligence or willful misconduct.. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). This indemnity shall survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand. Under no circumstances shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
          13.3 Cumulative Rights and No Waiver. Each and every right granted to the Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, except in the event and to the extent that any such notice is expressly required by the terms of any Loan Document. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances.

          13.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.
          13.5 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Borrower’s and the Bank’s successors and assignees. Each of Parent Guarantor and the Borrower agrees that it may not assign this Agreement without the Bank’s prior written consent (and any purported assignment in violation of this Section 13.5 shall be null and void). The Bank may sell participations in or assign the Loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees; provided that such Person shall agree in writing to the provisions set forth in Section 13.15 or confidentiality restrictions that are substantially similar. If a participation is sold or the Loan is assigned, the purchaser shall have the right of set-off against the Borrower.
          13.6 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by an Assistant Vice President or higher level officer of the Bank and by the Borrower, and then shall be effective only in the specific instance and for the purpose for which given. There is no third party beneficiary of this Agreement.
          13.7 Entire Agreement. This Agreement and any other Loan Document, collectively: (a) represent the sum of the understandings and agreements between the Bank and the Loan Parties concerning this credit;
               (b) replace any prior oral or written agreements between the Bank and the Loan Parties concerning this credit; and
               (c) are intended by the Bank and the Loan Parties as the final, complete and exclusive statement of the terms agreed to by them.
          13.8 Inconsistency. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
          13.9 Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
          13.10 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
          13.11 Survivability. All covenants, agreements, representations and warranties made by Parent Guarantor or the Borrower herein or in the other Loan Documents to which Parent Guarantor or the Borrower is a party shall survive the making of the Loan and shall continue in full force and effect so long as the Obligations, or any portion thereof, are outstanding. In addition, the covenants and agreements, made by the Bank (i) in Section 13.13 shall continue in full force and effect so long as the Obligations, or any portion thereof, are outstanding and (ii) in Section 13.15 shall continue until the second anniversary of the date on which the Obligations shall have been paid in full.
          13.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Signatures may be delivered via telecopy of in PDF format via electronic mail and signatures delivered by such means shall be deemed originals for all purposes.
          13.13 Dispute Resolution; Waiver of Jury Trial. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.
               (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims among the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any other Loan Document (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
               (b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.
               (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

               (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
               (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.
               (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
               (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
               (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

     By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
          13.14 Limitation on Interest and Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.
          13.15 Confidentiality. The Bank and Parent Guarantor are parties to a certain confidentiality agreement dated as of January 10, 2008 (the “Confidentiality Agreement”). The parties agree that the terms of the Confidentiality Agreement, excluding the last paragraph on the third page of the Confidentiality Agreement and subject to Section 13.11, shall apply with respect to all Confidential Information (as defined in the Confidentiality Agreement) that may be disclosed to the Bank pursuant to this Agreement; and in connection with information disclosed pursuant to this Agreement, each Loan Party shall be considered one of the “Covered Parties” as such term is defined in the Confidentiality Agreement.
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     THIS AGREEMENT is executed as of the date stated at the top of the first page.

BANK:		BORROWER:

BANK OF AMERICA, N.A.		MSLO EMERIL ACQUISITION SUB LLC

By:	/s/ Jane R. Heller	By:	/s/ Howard Hochhauser

	Name: Jane R. Heller		Name: Howard Hochhauser
	Title: Senior Vice President		Title: Vice President

PARENT GUARANTOR: MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Howard Hochhauser
	Name:	Howard Hochhauser
	Title:	CFO

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, the Guarantors or other related Persons.
[Signature page to Loan Agreement]